UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2016

ACUCELA INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	000-55133 (Commission File Number)	02-0592619 (IRS Employer Identification No.)

1301 Second Avenue, Suite 4200
Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 805-8300
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As previously announced in a Company press release issued on June 13, 2016, Acucela Inc. (the “Company”) received written notice from Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) on June 13, 2016, stating that Otsuka has elected to terminate in their entirety the Co-Development and Commercialization Agreement by and between the Company and Otsuka, dated September 4, 2008 (the “Emixustat Agreement”) and the Development and Collaboration Agreement by and between the Company and Otsuka, dated September 15, 2010 (the “OPA-6566 Agreement”). In accordance with the terms of the respective agreements, the terminations of the Emixustat Agreement and the OPA-6566 Agreement will be effective on June 27, 2016 (the “Termination Date”). Otsuka’s written notice stated that its decision to terminate was based on the recently announced trial results from the Company’s Phase 2b/3 study of emixustat in patients with geographic atrophy secondary to dry age-related macular degeneration (“AMD”). Otsuka’s terminations of the Emixustat Agreement and the OPA-6566 Agreement were in accordance with the terms of such agreements without modification or amendment thereto.

Pursuant to the terms of the Emixustat Agreement, which terms have been previously disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed on March 11, 2016, the Company and Otsuka agreed to co-develop and commercialize Emixustat, the Company’s compound, for the dry form of AMD and for other potential indications in the United States, Canada, and Mexico (the “Shared Territory”). The Company retained all rights in Europe, South America, Central America, the Caribbean, and Africa (“Acucela Territory”) and Otsuka acquired the exclusive development and commercialization rights to the compound in Asia, the Middle East, and selected markets in the rest of the world (“Otsuka Territory”). Otsuka paid the Company a $5.0 million nonrefundable upfront license fee upon its entry into the Emixustat Agreement. Through March 31, 2016, in addition to the upfront license fee, the Company received a milestone payment of $5.0 million and has been reimbursed for fees it paid to external service providers and development services provided by the Company’s personnel. The Company would have been eligible to receive additional development-based, regulatory-based and sales-based milestone payments and tiered royalties on net sales of approved products had the Emixustat Agreement not been terminated.

Under the terms of the Emixustat Agreement, Otsuka agreed to fund all development activities in the Shared Territory through Phase 2, up to $40.0 million. In 2012, the cost of development activities exceeded $40.0 million and, pursuant to the terms of the Emixustat Agreement, Otsuka agreed to continue development activities and equally share development costs with the Company. The Company’s share of the development costs was funded by Otsuka in the form of an interest-bearing secured promissory note, repayable only in the event that proceeds are generated by any future product sales under the Emixustat Agreement or by the sale or license of collaboration compounds and collaboration products developed under the Emixustat Agreement outside North America and the Otsuka Territory. As of March 31, 2016, amounts owing to Otsuka under the promissory note, including accrued interest, totaled approximately $69.2 million, and such amounts will not be repayable except in accordance with the foregoing sentence.

As of the Termination Date, the Company and Otsuka will have certain rights and obligations as set forth in the Emixustat Agreement. Otsuka continues to be responsible for the cost of certain wind-down development activities in the Shared Territory for a six month period following the date of the termination notice. Effective on the Termination Date, Otsuka will grant to the Company a perpetual, fully paid-up, non-exclusive license, with the right to grant sublicenses, under certain Otsuka intellectual property and data that are necessary or useful in the development, manufacture and commercialization of Emixustat in the Acucela Territory or in the Shared Territory.

The Emixustat Agreement requires the Company to pay a low single-digit percentage royalty to Otsuka based on net sales of approved products resulting from the Company’s continued development and commercialization of Emixustat after the Termination Date. Such royalties will be capped at an amount equal to the total amount of the development costs and research costs already funded by Otsuka prior to the Termination Date, with interest.

Pursuant to the terms of the OPA-6566 Agreement, which terms have been previously disclosed in the
Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K filed on March 11, 2016, the OPA-6566 Agreement granted the Company an opt-in right to co-develop and co-promote OPA-6566, Otsuka’s proprietary compound for the treatment of glaucoma, in the United States. The Company did not previously exercise its opt-in right. Pursuant to the OPA-6566 Agreement, all licenses granted by Otsuka to the Company will expire on the Termination Date, and the Company will have no obligation to share development or commercialization costs that are incurred after the Termination Date.

As of December 31, 2015, Otsuka and its affiliated entities owned an aggregate of approximately 3.4 million shares of the Company’s common stock, which represents an approximate 9% ownership stake.

The foregoing is only a brief description of the material terms of the Emixustat Agreement and the OPA-6566 Agreement, does not purport to be complete and is qualified in its entirety by reference to the Emixustat Agreement and the OPA-6566 Agreement that were filed as Exhibits 10.9 and 10.10, respectively, to the Company’s Registration Statement on Form S-1, as amended (File No. 333-192900) filed with the SEC on December 17, 2013.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 10, 2016, the Company notified Mr. Roger Girard, the Company’s Chief Strategy Officer, that his employment with the Company would cease effective July 10, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUCELA INC.
Date: June 15, 2016

	By:	/s/ John E. Gebhart
John E. Gebhart
Chief Financial Officer